                                                                    EXHIBIT 99.1

INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501


[INTERMET LOGO]



                                                           NEWS RELEASE

                                                           For IMMEDIATE Release
                                                           Contact: Bytha Mills
                                                           INTERMET Corporation
                                                           248-952-2500


               INTERMET REPORTS 2004 SECOND-QUARTER RESULTS; SALES
                               INCREASE 19 PERCENT

                  SCRAP-STEEL COSTS CONTINUE TO AFFECT EARNINGS

TROY, Mich., July 15, 2004 - INTERMET Corporation (Nasdaq: INMT), one of the world's leading manufacturers of cast-metal automotive components, today reported 2004 second-quarter sales of $217.2 million, a 19-percent increase over 2003 second-quarter sales of $182.1 million. Contributing to increased sales were $18.9 million in incremental sales-volume growth and $10.6 million resulting from the consolidation of the company's Porto, Portugal, foundry.

The company reported a 2004 second-quarter net loss of $6.5 million, or $0.25 per diluted share, compared with a 2003 second-quarter net loss of $6.6 million, or $0.26 per diluted share. INTERMET's 2004 second-quarter results reflect the effects of continued high material costs, including scrap steel in both North America and Europe, which were approximately $6.6 million, or $0.26 per diluted share higher than the same period of the previous year. Additionally, $1.2 million, or $0.05 per diluted share in restructuring charges related to the shutdown of its Havana Foundry were incurred by the company. These costs contributed to a loss from continuing operations of $5.2 million, or $0.20 per diluted share, compared with a profit from continuing operations of $2.1 million, or $0.08 per diluted share, for the same period last year. As a result of the deferred tax asset valuation reserve recorded in 2003, the company is not currently recording a tax benefit related to its losses. However, during the second quarter, the company completed a prior year's income tax audit, which resulted in a $2.7 million tax refund that has been included in the company's results.





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INTERMET Corporation
July 15, 2004
Page 2


Commenting on the quarter, Gary F. Ruff, President and Chief Executive Officer, said, "We are pleased with our strong sales growth, especially since it's the third consecutive quarter showing an increase. This sales increase was achieved despite a nearly three-percent production decline by our four biggest OEM customers during the quarter. We believe this is evidence that our growth strategy, which focuses on highly engineered and structural components, and our continued success in diversifying INTERMET's customer base, is working. However, even though our plants are consistently demonstrating improvements in quality and throughput, our manufacturing operations continue to be substantially affected by the unrelenting price increases for scrap steel and other raw materials. Although it appeared that prices were starting to level off, we saw an increase to new record levels toward the end of the quarter. Customer surcharges are beginning to come in, but they have not been enough to make up for the shortfall. The situation with steel prices remains unpredictable and we are taking specific actions to mitigate the effects of these large cost increases."

INTERMET reported debt of $360.8 million at the end of the second quarter of 2004. Capital spending for the quarter was $5.6 million, and depreciation and amortization expense was reported at $13.0 million.

SIX-MONTH RESULTS

INTERMET reported 2004 six-month sales of $427.8 million, an increase of $52.7 million, or 14 percent, over the same period last year. The company reported a 2004 six-month net loss of $14.3 million, or $0.56 cents per diluted share, compared with a net loss of $3.4 million, or $0.13 per diluted share, for the same period last year. The loss from continuing operations for the first six months of 2004 was $12.3 million compared with a profit from continuing operations of $5.4 million for the same period in 2003. The major factors affecting INTERMET's profitability from continuing operations during the first six months of 2004 were as follows: higher scrap-steel costs, which were $14.0 million, or $0.55 per diluted share; restructuring costs associated with the Havana Foundry closure, which totaled $1.2 million, or $0.05 per diluted share; and costs related to the company's debt refinancing that was completed in January of this year, which were $1.4 million, or $0.05 per diluted share.

Cash used in operations during the first six months of 2004 was $5.3 million and depreciation and amortization expense was reported at $25.3 million. An income tax benefit was recorded related to tax refunds totaling $2.7 million, or $0.10 per diluted share, in connection with the completion of tax audits on a prior year. Capital spending to date totaled $12.5 million, in line with the company's plans for funding the maintenance of equipment and facilities and the implementation of new technologies.



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INTERMET Corporation
July 15, 2004
Page 3


DIVIDEND

The INTERMET Board of Directors voted today to reduce its quarterly dividend to $0.01 per share, beginning with the dividend payable October 1, 2004, to shareholders of record as of September 1, 2004. This is a reduction from the previous quarterly dividend of $0.04 per share.

"The decision to reduce the dividend was made in an effort to increase the company's current financial flexibility," said Vice President Finance and CFO Bob Belts. "We believe that reducing the dividend and using the cash saved to invest in and grow our business will improve our results both in the short and long term."

INTERMET will hold a conference call today at 3:00 p.m. ET to discuss second-quarter results. Investors and interested parties can listen to a live webcast by visiting www.intermet.com and clicking on the "Financial/Investor Information" link on the home page. A slide presentation also will be available on the web site. It is recommended that access to the live webcast be established 10-15 minutes prior to the scheduled start time. A replay of the webcast briefing also is expected to be available on the company's web site beginning two hours after completion of the briefing through August 15, 2004.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has approximately 6,000 employees at facilities in North America and Europe. More information is available on the Internet at www.intermet.com.

This news release includes forward-looking statements about INTERMET, including statements about the outlook for INTERMET for the current year and beyond. Projections and other forward-looking statements are subject to risks and uncertainties that can cause actual results to differ materially from anticipated results. These risks and uncertainties include continued uncertainty with respect to the cost of raw materials, particularly scrap steel. Continued high scrap-steel costs could have a significant negative impact on INTERMET's earnings, its ability to borrow under its credit arrangements and consequently, its liquidity. Other risks and uncertainties that could have negative impacts on the results anticipated by our forward-looking statements, including the outlook for 2004, are detailed in the preface to the Management's Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report for the year ended December 31, 2003. In addition, the results set forth in this news release remain subject to audit.



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INTERMET Corporation
July 15, 2004
Page 4


    INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          Three Months Ended                  Six Months Ended
                                                    ------------------------------    -------------------------------
                                                      JUNE 30,          June 30,         JUNE 30,          June 30,
                                                        2004              2003            2004               2003
                                                    -------------      -----------    -------------      ------------
                                                                              (Unaudited)
    Net sales                                          $217,185         $182,118         $427,831          $375,158
    Cost of sales                                       204,473          164,195          401,629           335,994
                                                    -------------    -------------    -------------      ------------
    Gross profit                                         12,712           17,923           26,202            39,164
    Selling, general and administrative expenses         10,778            7,586           21,501            16,143
    Restructuring charge                                  1,165                -            1,165                 -
                                                    -------------    -------------    -------------      ------------
    Operating profit                                        769           10,337            3,536            23,021
    Interest expense, net                                 7,991            7,626           17,193            14,927
    Other expense (income), net                             146            (111)            (445)               161
                                                    -------------    -------------    -------------      ------------
    (Loss) income from continuing operations
       before income taxes and equity interest in
       a joint venture                                  (7,368)            2,822         (13,212)             7,933
    Income tax benefit (expense)                          2,169           (1,260)             872            (3,291)
    Equity interest in a joint venture                        -              492                -               752
                                                    -------------    -------------    -------------      ------------
    (Loss) income from continuing operations            (5,199)            2,054         (12,340)             5,394
    Loss from discontinued operations, net of tax:      (1,255)           (8,643)         (1,967)            (8,831)
                                                    -------------    -------------    -------------      ------------
    Net loss                                           ($6,454)          ($6,589)       ($14,307)           ($3,437)
                                                    =============    =============    =============      ============

    (Loss) earnings per common share:
    Basic
    (Loss) earnings from continuing operations          ($0.20)            $0.08          ($0.48)             $0.21
    Loss from discontinued operations, net of tax        (0.05)           (0.34)           (0.08)            (0.34)
                                                    -------------    -------------    -------------      ------------
    Loss per common share - basic                       ($0.25)          ($0.26)          ($0.56)           ($0.13)
                                                    =============    =============    =============      ============

    Diluted
    (Loss) earnings from continuing operations          ($0.20)            $0.08          ($0.48)             $0.21
    Loss from discontinued operations, net of tax        (0.05)           (0.34)           (0.08)            (0.34)
                                                    -------------    -------------    -------------      ------------
    Loss per common share - diluted                     ($0.25)          ($0.26)          ($0.56)           ($0.13)
                                                    =============    =============    =============      ============

    Weighted average shares outstanding:
       Basic                                             25,599           25,589           25,597            25,568
       Diluted                                           25,599           25,589           25,597            25,568













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INTERMET Corporation
July 15, 2004
Page 5


   INTERMET CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
   (IN THOUSANDS)

                                                     JUNE 30,            December 31,
                                                       2004                  2003
                                                  ---------------       ----------------
                                                   (UNAUDITED)
  Assets:
  Current assets:
     Cash and cash equivalents                          $9,345                 $1,035
     Accounts receivable                               102,992                 86,773
     Inventory                                          74,200                 77,411
     Other current assets                               10,721                 10,748
                                                  ---------------       ----------------
  Total current assets                                 197,258                175,967

  Property, plant and equipment, net                   308,986                324,080
  Goodwill                                             165,933                165,933
  Restricted cash                                       35,819                      -
  Other non-current assets                              27,825                 20,704
                                                  ---------------       ----------------

  Total assets                                        $735,821               $686,684
                                                  ===============       ================

  Liabilities and shareholders' equity:
  Current liabilities:
     Accounts payable                                  $78,273                $80,737
     Accrued liabilities                                64,482                 59,542
     Short-term lines of credit                          9,192                  9,992
     Long-term debt due within one year                  5,378                  4,303
                                                  ---------------       ----------------
  Total current liabilities                            157,325                154,574

  Non-current liabilities:
     Long-term debt due after one year                 346,203                279,248
     Other non-current liabilities                      89,288                 90,725
                                                  ---------------       ----------------
  Total non-current liabilities                        435,491                369,973

  Shareholders' equity                                 143,005                162,137
                                                  ---------------       ----------------

  Total liabilities and shareholders' equity          $735,821               $686,684
                                                  ===============       ================











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INTERMET Corporation
July 15, 2004
Page 6

   INTERMET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

                                                                              SIX MONTHS ENDED
                                                                        ------------------------------
                                                                          JUNE 30,         JUNE 30,
                                                                            2004             2003
                                                                        ------------------------------
                                                                                  (Unaudited)
 Cash (used in) provided by continuing operating activities                ($5,564)           $5,727
 Cash provided by (used in) discontinued operations                            223              (134)
                                                                        -------------    -------------
 Cash (used in) provided by operating activities                            (5,341)            5,593

 Additions to property, plant and equipment                                (12,547)           (6,329)
 Additions to property, plant and equipment by discontinued
   operations                                                                    -              (141)
 Proceeds from sale of property, plant and equipment                           379                 -
                                                                        -------------    -------------
 Cash used in investing activities                                         (12,168)           (6,470)

 Net (decrease) increase in lines of credit                                (49,724)            6,000
 Proceeds from term loan                                                   120,000                 -
 Repayment of term loan and other debts                                     (2,361)           (1,226)
 Funding of restricted cash                                                (35,819)                -
 Payments of debt issuance costs                                            (3,359)             (405)
 Issuance of common stock                                                       13                18
 Dividends paid                                                             (2,051)           (2,044)
                                                                        -------------    -------------
 Cash provided by financing activities                                      26,699             2,343

 Effect of exchange rate changes on cash and cash equivalents                 (880)              518
                                                                        -------------    -------------

 Net increase in cash and cash equivalents                                    8,310            1,984

 Cash and cash equivalents, beginning of period                               1,035            3,298
                                                                        -------------    -------------

 Cash and cash equivalents, end of period                                   $ 9,345           $5,282
                                                                        =============    =============



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